Exhibit 99.2

(1) The reporting persons to whom the information set forth on this Form 3 relates are Citadel Limited Partnership (“CLP”), Kenneth Griffin ("Mr. Griffin"), Citadel Investment Group, L.L.C. ("CIG"), and CIG Media, L.L.C. (“CIG Media”). Mr. Griffin is the president and chief executive officer of CIG and owns a controlling interest in CIG. CIG is an affiliate of CIG Media. The reporting persons and NBC Universal, Inc. (“NBCU”) and affiliates of NBCU may be deemed to be a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. However, neither the filing of this Form 3 nor any of its contents will be deemed to constitute an admission that any of the reporting persons is a member of a group for purposes of Section 13(d) with NBCU or any of its affiliates, or for any other purpose, and any such group is expressly disclaimed. In addition, each of the reporting persons disclaims beneficial ownership of the securities of the Issuer reported herein except to the extent of his or its pecuniary interest therein.

(3) An affiliate of the reporting persons has entered into equity swap agreements as reported in Table II. Pursuant to the swap agreements, if, on the dates specified in the swap agreements, the market price of the Issuer's Class A Common Stock is different than the price reported in column (4) of Table II and such difference is a positive number, the swap counterparty must pay the affiliate of the reporting persons, for each share of Class A Common Stock reported in column (3) of Table II, an amount of cash equal to such difference. If such difference is a negative number, the affiliate of the reporting persons must pay the swap counterparty, for each share of Class A Common Stock reported in column (3) of Table II, an amount of cash equal to that difference. In addition, while the swap is outstanding, the affiliates of the reporting persons will pay the swap counterparty interest at a specified rate. The swaps are terminable by the affiliate of the reporting persons at any time.